CERTIFICATE OF MERGER

OF

MULTI-LINK ACQUISITION, INC.
(a Delaware corporation)

INTO

AURIGA LABORATORIES, INC.
(a Delaware corporation)

Pursuant to Section 252 of the
General Corporation Law of Delaware

The undersigned, Philip S. Pesin, the duly authorized Chief Executive Officer of Auriga Laboratories, Inc. ("Auriga") DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger ("Merger") is as follows:

Name	State of Incorporation	Date of Incorporation
Multi-Link Acquisition, Inc.	Delaware	May 3, 2006
Auriga Laboratories, Inc.	Delaware	April 12, 2005

The authorized stock and par value of Multi-Link is 90,000 shares of common stock, par value $0.001 per share, of which 1,000 are issued and outstanding immediately prior to the merger, and 10,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

The authorized stock and par value of Auriga is 50,000,000 shares of common stock, par value $0.0001 per share, of which 16,490,990 are issued and outstanding immediately prior to the merger.

SECOND: That an Agreement and Plan of Merger ("Merger Agreement") between Multi-Link and Auriga, pursuant to which Multi-Link will be merged with and into Auriga, with Auriga surviving the Merger, has been approved, adopted, certified, executed and

acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the Merger is "Auriga Laboratories, Inc."

FOURTH: That the Certificate of Incorporation, as amended, of Auriga, the surviving corporation, shall be the Certificate of Incorporation of the surviving entity.

FIFTH: That the executed Merger Agreement is on file at an office of Auriga. The address of such office of Auriga is 5555 Triangle Parkway, Suite 300Norcross, GA 30092.

SIXTH: That a copy of the Merger Agreement will be furnished by Auriga, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the merger is to become effective on the filing of this Certificate of Merger.

IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Certificate of Merger on behalf of Auriga Laboratories, Inc. as its duly authorized officer and hereby affirms, under penalties of perjury, that this Certificate of Merger is the act and deed of such corporation and that the facts stated herein are true.

Dated: May 17, 2006

Auriga Laboratories, Inc.

By: ______________________

Philip S. Pesin, Chief Executive Officer